Exhibit 10.15

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

DEVELOPMENT AND MANUFACTURING SERVICES AGREEMENT

(the “Agreement”)

by and between
Lonza Ltd
Münchensteinerstrasse 38
CH-4002 Basel
Switzerland
- hereinafter “Lonza” -
and
SutroVax Inc.
353 Hatch Drive Foster City, CA 94404
United States
- hereinafter “Customer” -

Effective as of 29 October 2018 (the “Effective Date”)

Appendix A

Recitals

WHEREAS, Customer is engaged in the development and research of certain products and requires assistance in the development and manufacture of product:

WHEREAS, Lonza and its Affiliates have expertise in the evaluation, development and manufacture of products;

WHEREAS, Lonza and Customer are parties to a Development Master Services Agreement, dated October 21, 2016, as amended (collectively, the “2016 Agreement”), under which Customer has engaged Lonza to perform development and manufacturing services related to various components of the Customer’s multi-valent pneumococcal vaccine product;

WHEREAS, Lonza and Customer are also parties to a letter agreement dated 19 June 2018, under which the parties have agreed on certain payment arrangements that would apply to Customer’s payment obligations under the 2016 Agreement and this Agreement (the “Cap Agreement”):

WHEREAS, Customer wishes to engage Lonza for Services relating to the development and manufacture of the Product as described in this Agreement; and

WHEREAS, Lonza, or its Affiliate, is prepared to perform such Services for Customer on the terms and subject to the conditions set out herein.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the Parties intending to be legally bound, agree as follows:

1.	Definitions and Interpretation

“Affiliate”	means any company, partnership or other entity which directly or indirectly Controls, is Controlled by or Is under common Control with the relevant Party. “Control” means the ownership of more than fifty percent (50%) of the issued share capital or the legal power to direct or cause the direction of the general management and policies of the relevant Party.

“Agreement”	means this agreement incorporating all Appendices, as amended from time to time by written agreement of the Parties.

“Antigens”	means one or more polysaccharide-CRM12 conjugates, which are part of the active ingredient of Product. Antigens are Customer Materials for the purposes of this Agreement.

“Applicable Laws”	means all relevant U.S. and European Union federal, state and local laws, statutes, rules, and regulations which are applicable to a Party’s activities hereunder, including, without limitation, the applicable regulations and guidelines of any Governmental Authority and all applicable cGMP together with amendments thereto.

“Approval”	means the first marketing approval by the FDA or EMA of Product from the Facility for commercial supply.

“Background Intellectual Property”	means any Intellectual Property either (i) owned, licensed or controlled by a Party prior to the Effective Date or (ii) developed or acquired by a Party independently from the performance of the Services hereunder during the Term of this Agreement, and, in the case of Lonza, without use or reliance on Customer Materials or Customer Information, and, in the case of the Customer, without use or reliance on Lonza materials or Lonza information.

“Batch”	means the Product derived from a single run of the Manufacturing Process at a scale to be mutually agreed by the Parties.

“Batch Price”	means the Price of each Batch.

“Campaign”	means a series of no less than three (3) cGMP Batches manufactured consecutively.

“Cancellation Fee”	has the meaning given in Clause 6.4.

“Capital Equipment”	means those certain pieces of equipment described in the Project Plan: (i) that are specific to the production of the Product and (ii) that are purchased by Customer or for which Customer reimburses Lonza, including, without limitation, the related documentation regarding the design, validation, operation, calibration and maintenance of such equipment.

“Certificate of Analysis”	means a document prepared by Lonza listing tests performed by Lonza or approved External Laboratories, the Specifications and test results.

“cGMP”	means those laws and regulations applicable in the U.S. and Europe, relating to the manufacture of medicinal products for human use, including, without limitation, current good manufacturing practices as specified in the ICH guidelines, including without limitation, ICH Q7A “ICH Good Manufacturing Practice Guide for Active Pharmaceutical Ingredients”, US Federal Food Drug and Cosmetic Act at 21CFR (Chapters 210, 211, 600 and 610) and the Guide to Good Manufacturing Practices for Medicinal Products as promulgated under European Directive 91/356/EEC. For the avoidance of doubt, Lonza’s operational quality standards are defined in internal cGMP policy documents.

“cGMP Batches”	means any Batches which are required under the Project Plan to be manufactured in accordance with cGMP.

“Change”	means any change to the Services or pricing incorporated into a written amendment to the Agreement in accordance with clause 16.2 or effected in accordance with the Quality Agreement.

“Commencement Date”	means the date of commencement of manufacturing activities for a Batch hereunder.

“Confidential Information”	means Customer Information and/or Lonza Information, as the context requires.

“Customer Information”	means all technical and other information which at the time of disclosure by Customer was not known to Lonza or in the public domain relating to the Manufacturing Process and the Product, from time to time supplied by the Customer to Lonza, including any materials supplied by Customer to Lonza in accordance with the Project Plan.

“Customer Materials”	means any Raw Materials, components of Product (e.g. the Antigens), or other materials of any nature (e.g. Product-specific antibody reagents for nephelometry) provided by Customer.

“EMA”	means the European Medicines Agency or any successor agency thereto.

“External Laboratories”	means any Third Party instructed by Lonza, with Customer’s prior consent, which is to conduct activities not available at Lonza but required to complete the Services, such as analytical ultracentrifugation or protein sequencing.

“Facility”	means Lonza’s manufacturing facilities in Visp and/or Basel Switzerland, or such other facility as may be agreed upon by the Parties.

“FDA”	means the United States Food and Drug Administration, or any successor agency thereto.

“Governmental Authority”	means any Regulatory Authority and any national, multi-national, regional, state or local regulatory agency, department, bureau, or other governmental entity in the U.S., Switzerland or the European Union.

“Intellectual Property”	means (i) inventions (whether or not patentable), patents, trade secrets, copyrights, trademarks, trade names and domain names, rights in designs, rights in computer software, database rights, rights in confidential information (including know-how) and any other intellectual property rights, in each case whether registered or unregistered, (ii) all applications (or rights to apply) for, and renewals or extensions of, any of the rights described in the foregoing clause (i) and (iii) and all rights and applications that are similar or equivalent to the rights and application described in the foregoing clauses (i) and (ii), which exist now, or which come to exist in the future, in any part of the world.

“Lonza Information”	means all information that is proprietary to Lonza or any Affiliate of Lonza and that is maintained in confidence by Lonza or any Affiliate of Lonza and that is disclosed by Lonza or any Affiliate of Lonza to Customer under or in connection with this Agreement, including without limitation, any and all Lonza know-how and trade secrets.

“Manufacturing Instructions”	means the document compiled by Lonza and approved by Customer, which defines the manufacturing methods, test methods and other procedures, directions and controls associated with the manufacture and testing of Product.

“Manufacturing Process”	means the production process for the manufacture of Product to be developed by Lonza and approved by Customer, as described in the Project Plan, based on Antigen and drug product formulations and compounding order provided by Customer.

“New Customer Intellectual Property”	has the meaning given in Clause 10.2.

“New General Application Intellectual Property”	has the meaning given in Clause 10.3.

“Non-Clinical Batches”	means a Batch manufactured under the Project Plan that is not intended as a cGMP Batch, which shall include “Technical Batches”, “Toxicology Batches”, “Proof-of-Concept Batches” and any other non-cGMP Batches in the Project Plan.

“Party”	means each of Lonza and Customer and, together, the “Parties”.

“Price”	means the price for the Services and Products as set out in Appendix A.

“Product”	means the proprietary vaccine drug product from the Polysaccharide-CRM 12 conjugates (Antigens) to be manufactured using the Manufacturing Process by Lonza for Customer as specified in the Project Plans. Depending on the context and Customer’s selected drug product presentation, Product may comprise drug product, and separate formulations of placebo, diluents, or adjuvants.

“Project Plan” or “Project Plans”	means the plans describing the Services to be performed by Lonza under this Agreement, including any update and amendment of the Project Plan to which the Parties may agree from time to time. The initial Project Plans are attached hereto as Appendix A.

“Quality Agreement”	means the quality agreement to be entered into by the Parties, setting out the responsibilities of the Parties in relation to quality as required for compliance with cGMP.

“Raw Materials”	means all ingredients, solvents, consumables/disposables, kits, capillaries, columns, antibody reagents, and other “nonstandard” reagents, filters, chromatography resins, cross flow membranes, bags, HPLC columns, specific reagents, infusion sets, pumps, and other components of the Product required to perform the Manufacturing Process or Services.

“Raw Material Fee”	means the procurement and handling fee of [***] of the acquisition cost of Raw Materials (save for Antigens and other Customer Materials that are provided by SutroVax) by Lonza that Is charged to the Customer in addition to the cost of such Raw Materials. For clarity, the [***] procurement and handling fee shall not apply to any materials produced by Lonza (or any of its Affiliates) under any other written agreement between Lonza and Customer.

“Regulatory Authority”	means the FDA, EMA and any other similar regulatory authorities as may be agreed upon in writing by the Parties.

“Release”	has the meaning given in Clause 7.1.

“Services”	means all or any part of the services to be performed by Lonza under this Agreement (including, without limitation, process and analytical method transfer, process development, process optimization, validation, non-clinical, clinical and commercial manufacturing, as well as quality control and quality assurance activities), particulars of which are set out in a Project Plan.

“Specifications”	means the analytical tests and acceptance criteria of the Product as agreed between Customer and Lonza during the execution of the Services.

“Technical Batch”	means a Batch that is intended to demonstrate the transfer of the Manufacturing Process to the Facility.

“Term”	has the meaning given in Clause 14.1.

“Third Party”	means any party other than Customer, Lonza and their respective Affiliates.

In this Agreement references to the Parties are to the Parties to this Agreement, headings are used for convenience only and do not affect its interpretation, references to a statutory provision include references to the statutory provision as modified or re-enacted or both from time to time and to any subordinate legislation made under the statutory provision, references to the singular include the plural and vice versa, and references to the word “including” are to be construed without limitation.

2.	Performance of Services

2.1

Performance of Services. Subject to Clause 2.3, Lonza shall itself and through ***its Affiliates, diligently carry out the Services as provided in the Project Plan and use commercially reasonable efforts to perform the Services without any material defect and according to the estimated timelines as set forth in the Project Plan. Lonza shall retain appropriately qualified and trained personnel with the requisite knowledge and experience to perform the Services in accordance with this Agreement. Lonza may subcontract or delegate any of its rights or obligations under this Agreement to perform the Services: provided, that Lonza shall remain primarily responsible for the actions of any such subcontractor and/or delegate. For the sake of clarity, Laboratoire Baccinex SA qualifies as subcontractor. Specifically and without limiting the foregoing, any External Laboratories shall be subject to the same obligations of confidentiality at least as stringent, and as protective of Customer, as those obligations of confidence and non-use imposed upon Lonza and provided that such External Laboratories shall be subject to obligations to act diligently. Lonza shall not be responsible for analytical lab services performed by External Laboratories.

2.2

Technology Transfer. The Parties expressly agree that they shall work together to transfer the Manufacturing Process to the Facility, including implementing the technology transfer plan set forth in the Project Plan. Customer shall fully support such technology transfer as reasonably requested by Lonza.

2.3

Non-Clinical Batches. Lonza shall manufacture the Non-Clinical Batches (including the Technical Batches) in accordance with the Project Plan. Customer shall have the right to make whatever further use of the Non-Clinical Batches as it shall determine, provided that Customer pays for such Batches, such use is not for human use and does not violate any Applicable Laws. Lonza makes no warranty that the Non-Clinical Batches (including the Technical Batches) will meet the Specifications, but will manufacture all such Batches in accordance with and for the intended purpose set forth in the Project Plan.

2.4

cGMP Batches. Lonza will, in accordance with the terms of this Agreement and Quality Agreement, manufacture at the Facility and Release to Customer, cGMP Batches that comply with the Manufacturing Process, cGMP and the Specifications, together with a Certificate of Analysis; provided, however, that cGMP manufacture shall not commence until at least [***] has been manufactured in compliance with the Specifications. Lonza will replace any cGMP Batch that does not meet the Specifications and will compensate Customer for Raw Materials and lost Customer Material (e.g. Antigens) in such a batch in accordance with clause 7.3.3. Prior to commencement of cGMP manufacturing, Lonza shall review the process assumptions. In the event that there is a material difference in the process assumptions as compared with the process results demonstrated during the manufacture of the Technical Batches, the Parties shall meet to discuss in good faith a revision to the Batch Price to reflect such difference.

2.5

Supply of Customer Information and Customer Materials. Customer shall supply to Lonza all Customer Information and Customer Materials and other information or materials that may be reasonably required by Lonza to perform the Services free of charge. Lonza shall not be responsible for any delays arising out of Customer’s failure to provide such Customer Information, Customer Materials, or other information or materials reasonably required to perform the Services to Lonza, and [***]. For the avoidance of doubt, Lonza shall be responsible for shipment of Polysaccharide-CRM12 conjugates (the Antigens) from the Lonza Visp facility to the drug product manufacturing Facility. Lonza hereby undertakes not to use the Customer Materials or Customer Information (or any part thereof) for any purpose other than the performance of the Services under this Agreement. With respect to any Customer Materials, title shall remain with the Customer and shall not transfer to Lonza.

2.6

Raw Materials. Lonza shall procure all required Raw Materials as well as consumables other than those Raw Materials that are Customer Materials. Customer shall be responsible for payment for all consumables and Raw Materials ordered or irrevocably committed to be procured by Lonza hereunder for the manufacture of the Batches and/or the performance of development services as agreed upon between the Parties. Upon cancellation of any Batch or termination of the Agreement, all unused Raw Materials shall be paid for by Customer (to the extent Customer has not previously made such payment to Lonza and to the extent that Raw Materials cannot be used by Lonza for its own use or the use of one of its customers) within [***] days of invoice and at Customer’s option will either be (a) held by Lonza for future use for the production of Product, (b) delivered to Customer, or (c) disposed of by Lonza.

3.	Project Management / Steering Committee

3.1

Project Plans. With respect to a new project to be governed by this Agreement, a new Project Plan shall be added by agreement in a writing signed by the Parties and appended to Appendix A. Each Project Plan shall include a description of the Services to be provided, the Product to be manufactured, Specifications, a schedule for completion of the Project Plan, pricing details, and such other information as is necessary for relevant Services. In the event of a conflict between the terms of a Project Plan and this Agreement, the terms of this Agreement will govern.

3.2	Project Management. With respect to each Project Plan, each party will appoint a project manager who will be the party responsible for overseeing the Project Plan.

3.3

Steering Committee. Each Party shall name a mutually agreed upon equal number of representatives for the Steering Committee, which shall meet twice per calendar year, or as otherwise mutually agreed by the Parties. In the event that a Steering Committee dispute cannot be resolved, such dispute shall be escalated to a senior executive of each of Customer and Lonza.

The primary function of the Steering Committee is to ensure the ongoing communication between the Parties and discuss and resolve any issues arising under this Agreement. In addition to the primary function described above, the Steering Committee shall also take on the following responsibilities:

3.3.1	discuss and seek resolution of issues around management of the Services;

3.3.2	agree and monitor deadlines and milestones for the Services; and

3.3.3

discuss and recommend any changes to the Services (although such changes will not take effect until they have been incorporated into a written amendment to the Project Plan which has been signed by the Parties).

3.4

Person In Plant. During manufacturing of the first Technical Batch, Customer shall be permitted to have [***] at the drug product manufacturing Facility as reasonably requested by Customer, at any time during the Manufacturing Process for the purpose of observing, reporting on, and consulting as to the performance of the Services. During manufacturing of the GMP Batches, Customer shall be permitted to have [***] at the drug product manufacturing Facility as reasonably requested by Customer, at any time during the GMP Manufacturing Process for the purpose of observing and reporting on the performance of the Services.

Furthermore, unless otherwise agreed to by the Parties, if Lonza does not have suitable space at Lonza’s Services site for drug product (“Drug Product Services Site”), Customer shall [***]. In addition, Customer shall be permitted to [***] within the Drug Product Services Site as visitor(s), for visits over periods to be determined by mutual agreement to (a) facilitate real-time (same time-zone) communications between SutroVax technical drug product team and the Lonza drug product team, (b) facilitate transfer of process and analytical technology between the companies; (c) facilitate master batch record review and approval process; (d) perform technical review of manufacturing batch data; and/or (e) augment program management by providing local input.

Each such employee or authorized representative shall be subject to and agree to abide by confidentiality obligations to Third Parties and Lonza’s customary practices, and such employee agrees to comply with all instructions of Lonza’s employees at the drug product manufacturing Facility and/or Drug Product Services Site.

4.	Quality

4.1

Responsibility for quality assurance and quality control of Product shall be allocated between Customer and Lonza as set forth in the Quality Agreement and in Lonza standard operating procedures. If there is a conflict between the terms and conditions of this Agreement and the Quality Agreement, the terms and conditions of this Agreement shall prevail. If the Quality Agreement is not in place at the Effective Date, Lonza and Customer commit to enter into the Quality Agreement in a timely manner, but in no event later than the commencement of cGMP manufacturing.

4.2	Provisions regarding inspections by Regulatory Authorities and audits shall be set out in the Quality Agreement.

5.	Insurance

5.1

Customer shall, during the Term prior to any clinical use of the Product, obtain and maintain at its own cost and expense from a qualified insurance company, comprehensive general liability insurance in the amount of at least [***] U.S. dollars. Customer shall at least [***] days prior to the first clinical use of a Product manufactured or Services provided under this Agreement, and for [***] years after delivery of the last such Product, obtain and maintain at its own cost and expense from a qualified insurance company, comprehensive general liability insurance including, but not limited to product liability coverage in the amount of at least [***] U.S. dollars. Lonza shall, during the Term and for [***] years after delivery of the last Product manufactured or Services provided under this Agreement, obtain and maintain at its own cost and expense from a qualified insurance company, comprehensive general liability insurance including, but not limited to product liability coverage in the amount of at least [***] Swiss Francs per claim. Each Party shall provide the respective other Party with a certificate of such insurance upon reasonable request.

6.	Forecasting, Ordering and Cancellation

6.1

Forecasting. To the extent not already set forth in the then-current Project Plan, no later than the [***] of each [***], Customer shall supply Lonza with a written forecast showing Customer’s good faith estimated [***] requirements for Batches for the [***] month period (the “Forecast”). No later than [***] days following Lonza’s receipt of a Forecast, Lonza shall provide written notice to Customer of [***] and shall provide Customer with an estimated production schedule showing the estimated Commencement Date and delivery date of each Batch. The forecast and [***] given in this Section 6.1 shall not be binding on Customer or Lonza.

6.2

Purchase Orders. Customer shall place purchase orders binding on Customer for the number of Batches it wishes to order at least [***] months (or earlier as may be [***]) prior to the Commencement Date for such Batches in accordance with Lonza’s most recent response to the Forecast. For the sake of clarity, Parties acknowledge that the lead times with respect to the issuance of Purchase Orders for commercial launch and supply need to be longer and will be agreed upon between the Parties and amended at a later stage.

Each binding purchase order shall be signed by Customer and shall authorize Lonza to manufacture such Batches of the Product as are set forth therein. Lonza shall not be obligated to commence manufacture of any Batch unless and until such written purchase order is accepted in writing by Lonza. Any delivery date set forth in Lonza’s written confirmation of a purchase order shall be an estimated delivery date only. All ordered Batches shall be scheduled in a single Campaign in each calendar year unless otherwise agreed by Lonza. Any additional or inconsistent terms or conditions of any Customer purchase order, acknowledgement or similar standardized form given or received pursuant to this Agreement shall have no effect and such terms and conditions are hereby rejected. For clarity, the then-current Project Plan shall be deemed a binding Purchase Order for the Batches set forth in the Project Plan with the Commencement Date of such Batches being the commencement dates set forth in the Project Plan, and Customer shall not be required to place separate Purchase Orders for such Batches. Customer shall have the right to reschedule and/or cancel any of the Batches in the Project Plan in the same manner and pursuant to the same terms and conditions as the rescheduling and cancellation set forth in Sections 6.3 through 6.6 as if they were the Batches ordered through a Purchase Order.

6.3

Rescheduling. Lonza shall have the right to reschedule a Commencement Date of any Batch or Campaign upon reasonable prior written notice to Customer, provided that the rescheduled Commencement Date is less than [***] days from the Commencement Date originally estimated at the time of Lonza’s acceptance of the binding purchase order, and further provided that Customer is able to provide the necessary Customer Materials. If the Customer requests to change the Commencement Date, Lonza will make all reasonable attempts to accommodate the request; provided, however, in the event that this change would impact other projects scheduled for occupancy in the designated suite or suites, manufacture of the Customer’s Batch or Campaign may be delayed until an adequate time period is available in the Facility schedule. Unless otherwise agreed, any such change requested by Customer may result in a rescheduling fee. Any delay requested by Customer of more than [***] days shall be considered a cancellation pursuant to Section 6.4. Notwithstanding the foregoing, ordinary updates to the schedule during the execution of the Project Plan (via contract amendment /scope change) shall not be subject to a rescheduling fee.

6.4

Cancellation of a Binding Purchase Order. Customer may cancel a binding purchase order upon written notice to Lonza, subject to the payment of a cancellation fee as calculated below (the “Cancellation Fee”):

6.4.1

In the event that Customer provides written notice of cancellation of [***] to Lonza less than or equal to [***] prior to the Commencement Date of the first subject Batch, then [***] of the Batch Price of each such Batch cancelled is payable;

6.4.2

In the event that Customer provides written notice of cancellation of [***] to Lonza more than [***] but less than or equal to [***] prior to the Commencement Date of the first subject Batch, then [***] of the Batch Price of each such Batch cancelled is payable; and

For the avoidance of doubt, no Cancellation Fee is payable in the event that Customer provides (i) written notice of cancellation of [***] to Lonza more than [***] prior to the Commencement Date of the first subject Batch or (ii) written notice of cancellation of [***] to Lonza more than [***] prior to the Commencement Date of the first subject Batch.

6.4.3

Notwithstanding the provisions of this Clause 6.4, (a) Lonza will use commercially reasonable efforts to reschedule its Facility to mitigate any losses from a cancellation, and if Lonza is able to reallocate any reserved capacity for the performance of services for any third party during the applicable period, then Customer’s obligation to pay the amounts under Sections 6.4.1, 6.4.2 or 6.4.3, shall be reduced pro-rata based on the use of such capacity for such third party during the applicable period and (b) notwithstanding anything to the contrary, no Cancellation Fee is payable by Customer for any cancellation or rescheduling to the extent resulting from Lonza’s action or inaction, either under this Agreement or the 2016 Agreement or otherwise.

6.5

Payment of Cancellation Fee. Any Cancellation Fee shall be payable within thirty (30) days following the written notice of cancellation associated with the cancelled Batch. Any Cancellation Fee shall include all costs associated with the cancelled Batch, including any Raw Materials.

6.6

Replacement Project. Notwithstanding the foregoing, Lonza will use commercially reasonable efforts to secure a new project (but excluding any project then under contract with Lonza) for the cGMP manufacturing space, and for the same dates and duration that would have been occupied by Customer, and then, in such case, the Cancellation Fee for each Batch cancelled that is replaced by a Batch of the new project shall be reduced by an amount equal to one hundred percent (100%) of the production fees associated with such replacement Batch.

7.	Delivery and Acceptance

7.1

Delivery. All Product shall be delivered FCA the Facility (as defined by Incoterms® 2010). Lonza shall deliver to Customer the Certificate of Analysis and such other documentation as is reasonably required to meet all applicable regulatory requirements of the Governmental Authorities not later than the date of delivery of Batches (the “Release”). With respect to any Customer Materials, title and risk of loss shall remain with the Customer and shall not transfer to Lonza. With respect to Product, title and risk of loss shall remain with Lonza until Release, and shall transfer to Customer upon Release in accordance with this provision.

7.2

Storage. Drug product Batches will be stored at no charge for up to [***] after Release; provided that any additional storage beyond [***] will be subject to availability and, if available, will be charged to Customer and will be subject to a separate agreement. Customer shall arrange for shipment and take delivery of such Batch(es) from the Facility, at Customer’s expense, within [***] after Release or pay applicable storage costs, unless otherwise agreed to by the Parties. Lonza shall provide storage on a bill and hold basis for such Batch(es) at no charge for up to [***]; provided that any additional storage beyond [***] will be subject to availability and, if available, will be charged to Customer and will be subject to a separate agreement. In addition to Section 8.2, Customer shall be responsible for all value added tax (VAT) and any other applicable taxes, levies, import, duties and fees of whatever nature imposed as a result of any storage. Unless otherwise agreed to by the Parties, in no event shall Lonza be required to store any Batch for more than [***] calendar days after Release. Within [***] days following a written request from Lonza, Customer shall provide Lonza with a letter in form satisfactory to Lonza confirming the bill and hold status of each stored Batch.

7.3	Acceptance/Rejection of Product.

7.3.1

Promptly following Release of Batches, Customer shall inspect such Batches and shall have the right to test such Batches to determine compliance with the Specifications. Customer shall notify Lonza in writing of any rejection of a Batch based on any claim that it fails to meet Specifications within [***] days of Release, after which time all unrejected Batches shall be deemed accepted.

7.3.2

In the event that Lonza believes that a Batch has been incorrectly rejected, Lonza may require that Customer provide to it Batch samples for testing. Lonza may retain and test the samples of such Batch. In the event of a discrepancy between Customer’s and Lonza’s test results such that Lonza’s test results fall within relevant Specifications, or there exists a dispute between the Parties over the extent to which such failure is attributable to a given Party, the Parties shall cause an independent laboratory promptly to review records, test data and perform comparative tests and/or analyses on samples of the Product that allegedly fails to conform to Specifications. Such independent laboratory shall be mutually agreed upon by the Parties. The independent laboratory’s results shall be in writing and shall be final and binding save for manifest error. Unless otherwise agreed to by the Parties in writing, the costs associated with such testing and review shall be borne by the Party against whom the independent laboratory rules.

7.3.3

Lonza shall replace any Batch that failed to conform with the Specifications (a “Failed Batch”) at no cost to Customer. In the event that it is determined (by the Parties or the independent laboratory) that such failure was [***] (“Lonza Responsibility”), (i) Lonza shall [***] and (ii) Customer shall provide Lonza with the Customer Material for each replacement [***]. Notwithstanding the foregoing, Lonza agrees to compensate Customer for lost Customer Materials (e.g. Antigens) in a Failed Batch. This compensation is capped to [***]. If any replacement cGMP Batch provided as replacement for a Failed Batch also fails to conform to the Specifications, then the Steering Committee shall decide in its sole discretion, if Lonza shall either replace such cGMP Batch or refund the amounts paid by Customer for such cGMP Batch. Such replacement shall be made as promptly as practicable, in light of available manufacturing capacity, after the confirmation of Lonza Responsibility, and in any case as soon as reasonably possible after confirmation of Lonza Responsibility. Where possible, such replacement Batch shall be manufactured with the next scheduled cGMP Batch or Campaign. Customer acknowledges and agrees that [***] with respect to a Failed Batch that is a Lonza Responsibility [***].

8.	Price and Payment

8.1

Pricing for the Services provided by Lonza are set out in, and based on the assumptions and information set out in, the applicable Project Plan. In the event of changes to the Services based on Customer’s request, Customer shall bear all additional costs. Conversely, if Services scope of work within the Project Plan is reduced by formal contract amendment I scope change, Lonza shall revise quoted price to accurately reflect the reduced Services. For the sake of clarity, Parties hereby agree that the Cap Agreement shall apply to all Customer payments.

8.2

Unless otherwise indicated in writing by Lonza, all Prices and charges are exclusive of value added tax (VAT) and of any other applicable taxes, levies, import, duties and fees of whatever nature imposed by or under the authority of any government or public authority and all such charges applicable to the Services (other than taxes on Lonza’s income) shall be paid by Customer. When sending payment to Lonza, the Customer shall quote the relevant invoice number in its remittance advice.

8.3

Lonza shall issue invoices to Customer for [***] of the Price for Products or Services upon commencement thereof (the “Initiation Payment”) and [***] upon Release of applicable Batches or completion of applicable Services (the “Completion Payment”), unless otherwise stated in the Project Plan. Charges for Raw Materials and the Raw Materials Fee for each Batch shall be invoiced upon the Release of each Batch or completion of applicable Services. Charges for consumables and wearables, as well as charges for Services provided by External Laboratories, shall be invoiced upon the Release of the applicable Batch or completion of applicable Services at cost plus a fee of [***]. Lonza shall for any stage that commences after 31 December 2019 or has not been completed by 31 December 2019, invoice the Initiation Payment for Products or Services upon commencement thereof. The Completion Payment for Products or Services shall be invoiced by Lonza either (i) [***] or (ii) on [***]. All invoices are strictly net and payment must be made within [***] days of date of invoice. Payment shall be made without deduction, deferment, set-off, lien or counterclaim, except as set forth in the Agreement or any Amendments. The provisions of this Clause 8.3, including the rate of markup charges set forth herein and in the definition of Raw Materials Fees, shall apply prospectively to all Services under the Agreement, including those Services to be performed after the Amendment Three Effective Date under Work Plan A-1, Work Plan A-2, Work Plan A-3 and Work Plan A-4. Notwithstanding anything to the contrary, any of Customer’s payment obligations shall be subject to the arrangement of the Cap Agreement, if applicable.

8.4

If in default of payment of any undisputed invoice on the due date, interest shall accrue on any amount overdue at the lesser of (i) rate of two percent (2%) per month above the London Interbank Offered Rate (LIBOR) or (ii) the maximum rate allowable by applicable law, interest to accrue on a day to day basis until full payment; and Lonza shall, at its sole discretion, and without prejudice to any other of its accrued rights, be entitled to suspend the provision of the Services and or delivery of Product until all overdue amounts have been paid in full including interest for late payments.

8.5	Price adjustments.

8.5.1

Not more than once per calendar year, Lonza may adjust the Price in accordance with the [***] for the previous calendar year. The new Price reflecting such Batch Price adjustment shall be effective for any Batch for which the Commencement Date is on or after the date of Lonza’s notice to Customer of the Price adjustment.

8.5.2

In addition to the above, the Price may be changed by Lonza, upon reasonable prior written notice to Customer (providing reasonable detail in support thereof), to reflect (i) an increase in variable costs (such as energy) by more than [***] (based on the initial Price or any previously amended Price), or for a process adjustment or assumption changes, and (ii) any material change in an environmental, safety or regulatory standard that substantially impacts Lonza’s cost and ability to perform the Services, in each case to the extent not already passed through to Customer.

9.	Capital Equipment

9.1

Upon agreement between the Parties, Lonza shall use commercially reasonable efforts to purchase Capital Equipment in a timely manner so as not to delay any of the Services to be performed by Lonza under a Project Plan. Parties shall notify each other in writing sufficiently in advance in the event that a Party foresees such purchase requirement.

10.	Intellectual Property

10.1	Except as expressly otherwise provided herein, neither Party will, as a result of this Agreement, acquire any right, title, or interest in any Background Intellectual Property of the other Party.

10.2

Subject to Clause 10.3, Customer shall own all right, title, and interest in and to any and all Intellectual Property that Lonza and/or its Affiliates, the External Laboratories or other contractors or agents of Lonza develops, conceives, invents, first reduces to practice or makes, solely or jointly with Customer or others, in the performance of the Services, to the extent such Intellectual Property is [***] (collectively, the “New Customer Intellectual Property”). For avoidance of doubt, “New Customer Intellectual Property” shall include any material, processes or other items that solely embody, or that solely are claimed or covered by, any of the foregoing Intellectual Property, but excluding any New General Application Intellectual Property.

10.3

Notwithstanding Clause 10.2, and subject to the license granted in Clause 10.5, Lonza shall own all right, title and interest in Intellectual Property that Lonza and/or its Affiliates, the External Laboratories or other contractors or agents of Lonza, solely or jointly with Customer, develops, conceives, invents, or first reduces to practice or makes in the course of performance of the Services to the extent such Intellectual Property (i) [***] or (ii) [***] (“New General Application Intellectual Property”). For avoidance of doubt, “New General Application Intellectual Property” shall include any material, processes or other items that embody, or that are claimed or covered by, any of the foregoing Intellectual Property.

10.4

Lonza hereby assigns to Customer all of its right, title and interest in any New Customer Intellectual Property. Lonza shall execute, and shall require its personnel as well as its Affiliates, External Laboratories or other contractors or agents and their personnel involved in the performance of the Services to execute, any documents reasonably required to confirm Customer’s ownership of the New Customer Intellectual Property, and any documents required to apply for, maintain and enforce any patent or other right in the New Customer Intellectual Property.

10.5

Subject to the terms and conditions set forth herein (including the payment of the Price as required above), Lonza hereby grants to Customer a non-exclusive, world-wide, fully paid-up, irrevocable, transferable license, including the right to grant sublicenses, under the New General Application Intellectual Property, to research, develop, make, have made, use, sell and import the Product.

10.6

Customer hereby grants Lonza the non-exclusive right to use the Customer Information, Customer Background Intellectual Property and New Customer Intellectual Property during the Term solely for the purpose of fulfilling its obligations under this Agreement; provided, however, that no license is granted to any Customer Background Intellectual Property that is owned or controlled by Sutro Biopharma, Inc.

10.7

Customer will have the right to transfer the Manufacturing Process to itself, its Affiliates and/or any third Party, provided, however, to the extent such technology transfer includes Lonza Confidential Information, or Lonza Background Intellectual Property, such technology transfer to any Third Party shall be subject to [***], and a reasonable royalty and/or licensing fee and terms to be agreed upon by the Parties. Lonza will not include in the Manufacturing Process any Lonza Confidential Information or Lonza Background Intellectual Property that would require Customer to pay any additional payment and/or royalty to Lonza in order to transfer the Manufacturing Process to itself, its Affiliates and/or any Third Party without first obtaining Customer’s prior written consent and advising Customer as to the royalty structure and any other payment that would apply for the use of such additional technologies. If Customer has provided such consent and the Manufacturing Process includes the use of any such additional payment-bearing or royalty-bearing Lonza Confidential Information or Lonza Background Intellectual Property, then Customer will pay to Lonza an agreed royalty and/or other agreed payments for the use of Lonza Confidential Information or Lonza Background Intellectual Property. Lonza shall provide reasonably necessary documents to complete such technology transfer, including transfer of New General Application Intellectual Property, if applicable, and subject to the terms and conditions of this Clause 10.7, Lonza Confidential Information or Lonza Background Intellectual Property, if incorporated into the Manufacturing Process with Customer’s consent, and Customer shall reimburse Lonza for any costs (based on a full-time employee rate for such support) and expenses, provided that the total cost of such assistance ( excluding any costs paid to Lonza for the use of Lonza’s Confidential Information or Lonza Background Intellectual Property) will not exceed [***].

11.	Warranties

11.1	Lonza warrants that:

11.1.1	the Services shall be performed in a professional and workmanlike manner and in accordance with all Applicable Laws;

11.1.2	Lonza will not knowingly include in the Manufacturing Process any elements that infringe any such intellectual or industrial property rights vested in any Third Party;

11.1.3

except with respect to any development services and Non-Clinical Batches (including the Technical Batches), the manufacture of Product shall be performed in accordance with cGMP and will meet the Specifications at the date of delivery;

11.1.4	the manufacture of the Non-Clinical Batches (including the Technical Batches) shall be performed as required in the Project Plan;

11.1.5	it or its Affiliate holds all necessary permits, approvals, consents and licenses to enable it to perform the Services at the Facility;

11.1.6	It has the necessary corporate authorizations to enter into and perform this Agreement;

11.1.7

Lonza has never been debarred under the Generic Drug Enforcement Act of 1992, 21 U.S.C. Sec. 335a (a) or (b) (the “Act”). In the event that during the term of this Agreement, Lonza (i) becomes debarred, suspended, excluded, sanctioned, or otherwise declared ineligible under the Act; Lonza agrees to promptly notify Customer. Lonza also agrees that in the event that it becomes debarred, suspended, excluded, sanctioned, or otherwise declared ineligible under the Act, it shall promptly cease all activities relating to this Agreement;

11.1.8

subject to payment of undisputed invoices, title to all Product and all New Customer Intellectual Property provided to Customer under this Agreement shall pass free and clear of any security interest, lien or other encumbrance in favour of Lonza; and

11.2	Customer warrants that:

11.2.1

as of the date of this Agreement to the best of the Customer’s knowledge and belief, the Customer has all the rights necessary to permit Lonza to perform the Services without infringing the Intellectual Property rights of any Third Party and the performance of the Services shall not infringe any Third Party Intellectual Property rights;

11.2.2

Customer will promptly notify Lonza in writing if it receives or is notified of a formal written claim from a Third Party that Customer Information and/or Customer Intellectual Property or that the use by Lonza thereof for the provision of the Services infringes any Intellectual Property or other rights of any Third Party; and

11.2.3	Customer has the necessary corporate authorizations to enter into this Agreement.

11.3

DISCLAIMER: THE WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT ARE IN LIEU OF ALL OTHER WARRANTIES, AND ALL OTHER WARRANTIES, BOTH EXPRESS AND IMPLIED, ARE EXPRESSLY DISCLAIMED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

11.4	Debarment.

11.4.1

In the event a Party receives a notice from the other party (“Defaulting Party”) or otherwise becomes aware that a debarment, suspension, exclusion, sanction, or declaration of ineligibility action has been brought against the Defaulting Party; then the Party receiving such notice shall have the right to terminate this Agreement immediately; provided that if such event shall occur, the Party receiving such notice shall not have such right of termination if the Defaulting Party is disputing and defending such action and the Defaulting Party is otherwise able to perform its services in the manner required under this Agreement.

11.4.2

Each Party shall ensure that it will not knowingly use in any capacity the services of any individual, corporation, partnership or association which has been debarred under 21 U.S.C. Sec. 335a(a) or (b), or listed in the DHHS/OIG List of Excluded Individuals/Entities or the General Services Administration’s Listing of Parties Excluded from Federal Procurement and Non-Procurement Programs.

12.	Indemnification and Liability

12.1

Indemnification by Lonza. Lonza shall indemnify the Customer, its Affiliates, and their respective officers, employees and agents (“Customer lndemnitees”) for any loss, damage, costs and expenses (including reasonable attorney fees) that Customer lndemnitees may suffer as a result of any Third Party claim arising directly out of [***] except, in each case, to the extent that such claims resulted from the negligence, intentional misconduct or breach of this Agreement by any Customer lndemnitees. Notwithstanding the foregoing, Lonza shall have no obligations under this clause 12.1 for any liabilities, expenses, or costs to the extent arising out of or relating to claims covered under clause 12.2.

12.2

Indemnification by Customer. Customer shall indemnify Lonza, its Affiliates, and their respective officers, employees and agents (“Lonza lndemnitees”) from and against any loss, damage, costs and expenses (including reasonable attorney fees) that Lonza lndemnltees may suffer as a result of any Third Party claim arising directly out of [***]; except, in each case, to the extent that such claims resulted from the negligence, intentional misconduct or breach of this Agreement by any Lonza Indemnitees. Notwithstanding the foregoing, Customer shall have no obligations under this clause 12.2 for any liabilities, expenses, or costs to the extent arising out of or relating to claims covered under clause 12.1.

12.3

Indemnification Procedure. If the Party to be indemnified intends to claim indemnification under this Clause 12, it shall promptly notify the indemnifying Party in writing of such claim. The indemnitor shall have the right to control the defense and/or settlement thereof; provided, however, that (i) the indemnitor must obtain the prior written consent of the indemnitee (not to be unreasonably withheld) before entering into any settlement of such Third Party claim, and (ii) any indemnitee shall have the right to retain its own counsel at its own expense. The indemnitee, its employees and agents, shall reasonably cooperate with the indemnitor in the investigation of any liability covered by this Clause 12. The failure to deliver prompt written notice to the indemnitor of any claim, to the extent prejudicial to its ability to defend such claim, shall relieve the indemnitor of any obligation to the indemnitee under this Clause 12.

12.4

DISCLAIMER OF CONSEQUENTIAL DAMAGES. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, LOST PROFITS OR LOST REVENUES ARISING FROM OR RELATED TO THIS AGREEMENT, EXCEPT TO THE EXTENT RESULTING FROM FRAUD, GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT AND/OR FOR EITHER PARTY’S BREACH OF ARTICLE 13 HEREOF.

12.5

LIMITATION OF LIABILITY. LONZA’S LIABILITY UNDER THIS AGREEMENT SHALL IN NO EVENT EXCEED, IN THE AGGREGATE, [***], EXCEPT TO THE EXTENT RESULTING FROM LONZA’S FRAUD, GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT.

13.	Confidentiality

13.1

A Party receiving Confidential Information (the “Receiving Party”) agrees to strictly keep secret any and all Confidential Information received during the Term from or on behalf of the other Party (the “Disclosing Party”) using at least the same level of measures as it uses to protect its own Confidential Information, but in any case at least commercially reasonable and customary efforts. Confidential Information shall include information disclosed in any form including but not limited to in writing, orally, graphically or in electronic or other form to the Receiving Party, observed by the Receiving Party or its employees, agents, consultants, or representatives, or otherwise learned by the Receiving Party under this Agreement, which the Receiving Party knows or reasonably should know is confidential or proprietary.

13.2

Notwithstanding the foregoing, Receiving Party may disclose to any courts and/or other authorities Confidential Information which is or will be required pursuant to applicable governmental or administrative or public law, rule, regulation or order. In such case the Party that received the Confidential Information will, to the extent legally permitted, inform the other Party promptly in writing and cooperate with the Disclosing Party in seeking to minimize the extent of Confidential Information which is required to be disclosed to the courts and/or authorities.

13.3	The obligation to maintain confidentiality under this Agreement does not apply to Confidential Information, which:

13.3.1	at the time of disclosure was publicly available; or

13.3.2	is or becomes publicly available other than as a result of a breach of this Agreement by the Receiving Party; or

13.3.3

as the Receiving Party can establish by competent proof, was rightfully in its possession at the time of disclosure by the Disclosing Party and had not been received from or on behalf of Disclosing Party; or

13.3.4	is supplied to a Party by a Third Party which was not in breach of an obligation of confidentiality to Disclosing Party or any other party; or

13.3.5	is developed by the Receiving Party independently from and without use of the Confidential Information, as evidenced by contemporaneous written records

13.4

The Receiving Party will use Confidential Information only for the purposes of this Agreement and will not make any use of the Confidential Information for its own separate benefit or the benefit of any Third Party including, without limitation, with respect to research or product development or any reverse engineering or similar testing. The Receiving Party agrees to return or destroy promptly (and certify such destruction) on Disclosing Party’s request all written or tangible Confidential Information of the Disclosing Party, except that one copy of such Confidential Information may be kept by the Receiving Party in its confidential files for record keeping purposes only.

13.5

Each Party will restrict the disclosure of Confidential Information to such officers, employees, professional advisers, finance-providers, consultants and representatives of itself and its Affiliates who have been informed of the confidential nature of the Confidential Information and who have a need to know such Confidential Information for the purpose of this Agreement or an applicable financing or acquisition. Both Parties may disclose Confidential Information of the other Party and its Affiliates to potential and actual acquirers provided such disclosure is limited to the terms of this Agreement. Customer also may disclose to its potential and actual: (i) acquirers and (ii) bona fide collaborators in the research, development and commercialization of the Products, the work product provided to Customer by Lonza as a consequence of the provision of the Services. Prior to disclosure to such persons, the Receiving Party shall inform the Disclosing Party and it shall bind its and its Affiliates’ officers, employees, consultants and representatives to confidentiality and non-use obligations no less stringent than those set forth herein. The Receiving Party shall notify the Disclosing Party as promptly as practicable of any unauthorized use or disclosure of the Confidential Information.

13.6

The Receiving Party shall at any time be fully liable for any and all breaches of the confidentiality obligations in this Clause 13 by any of its Affiliates or the employees, consultants, potential and actual acquirers, and representatives of itself or its Affiliates.

13.7

Each Party hereto expressly agrees that any breach or threatened breach of the undertakings of confidentiality provided under this Clause 13 by a Party may cause irreparable harm to the other Party and that money damages may not provide a sufficient remedy to the non-breaching Party for any breach or threatened breach. In the event of any breach and/or threatened breach, then, in addition to all other remedies available at law or in equity, the non-breaching Party shall be entitled to seek injunctive relief and any other relief deemed appropriate by the non-breaching Party.

14.	Term and Termination

14.1

Term. This Agreement shall commence on the Effective Date and shall end on the fifth (5th) anniversary of the Effective Date unless terminated earlier as provided herein or extended by mutual written consent of the Parties (the “Term”). Notwithstanding the foregoing, each Project Plan may have separate term and termination provisions so long as the term of any Project Plan does not extend beyond the Term.

14.2	Termination. This Agreement may be terminated as follows:

14.2.1

by either Party for any reason upon [***] prior written notice; provided that Lonza may not provide such notice until the [***]. In such an event all cancellation terms in this Agreement shall apply (except, in the case of termination by Lonza pursuant to Clause 14.2.1, the Cancellation Fees shall not apply), and the Customer shall make payments for work commenced and performed under any purchase order(s) by Lonza prior to the termination notice date;

14.2.2

by either Party if the other Party breaches a material provision of this Agreement or a Project Plan and fails to cure such breach to the reasonable satisfaction of the non-breaching Party within [***] following written notification of such breach from the non-breaching party to the breaching party; provided, however, that such [***] period shall be extended as agreed by the Parties if the identified breach is incapable of cure within [***] and if the breaching Party provides a plan and timeline to cure the breach, promptly commences efforts to cure the breach and diligently prosecutes such cure [***];

14.2.3

by either Party, immediately, if the other Party becomes insolvent, is dissolved or liquidated, makes a general assignment for the benefit of its creditors, or files or has filed against it, a petition in bankruptcy or has a receiver appointed for a substantial part of its assets; or

14.2.4	by either Party pursuant to Clause 15.

14.3

Consequences of Termination. In the event of termination hereunder, Lonza shall be compensated for (i) Services rendered up to the date of termination, including in respect of any Product in-process; (ii) all costs incurred through the date of termination, including Raw Materials costs and Raw Materials Fees for Raw Materials used or purchased for use in connection with the Project Plan; (iii) all unreimbursed Capital Equipment and related decommissioning charges incurred pursuant to Clause 9; (iv) all Cancellation Fees due under Clause 6.4. In the case of termination by Lonza for Customer’s material breach, Cancellation Fees shall be calculated as of the date of written notice of termination.

14.4

Survival. The rights and obligations of each Party which by their nature survive the termination or expiration of this Agreement shall survive the termination or expiration of this Agreement, including Clauses 5, 10-13 and 16 (to the extent relevant).

15.	Force Majeure

15.1

If Lonza is prevented or delayed in the performance of any of its obligations under the Agreement by Force Majeure and gives written notice thereof to Customer specifying the matters constituting Force Majeure together with such evidence as Lonza reasonably can give and specifying the period for which it is estimated that such prevention or delay will continue, Lonza shall be excused from the performance or the punctual performance of such obligations as the case may be from the date of such notice for so long as such cause of prevention or delay shall continue. Provided that, if such Force Majeure persists for a period of [***] or more, Customer may terminate this Agreement by delivering written notice to Lonza.

15.2

“Force Majeure” shall be deemed to include any reason or cause beyond Lonza’s reasonable control affecting the performance by Lonza of its obligations under the Agreement, including, but not limited to, any cause arising from or attributable to acts of God, strike, labor troubles, restrictive governmental orders or decrees, riots, insurrection, war, terrorist acts, or the inability of Lonza to obtain any required raw material, energy source, equipment, labor or transportation, at prices and on terms deemed by Lonza to be reasonably practicable, from Lonza’s usual sources of supply.

15.3	With regard to Lonza, any such event of Force Majeure affecting services or production at its Affiliates or suppliers shall be regarded as an event of Force Majeure.

16.	Miscellaneous

16.1

Severability. If any provision hereof is or becomes at any time illegal, invalid or unenforceable in any respect, neither the legality, validity nor enforceability of the remaining provisions hereof shall in any way be affected or impaired thereby. The Parties hereto undertake to substitute any illegal, invalid or unenforceable provision by a provision which is as far as possible commercially equivalent considering the legal interests and the Purpose.

16.2	Amendments. Modifications and/or amendments of this Agreement must be in writing and signed by the Parties.

16.3

Assignment. Lonza shall be entitled to instruct one or more of its Affiliates to perform any of Lonza’s obligations contained in this Agreement, but Lonza shall remain fully responsible in respect of those obligations. Neither Party may assign its interest under this Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed, provided, however that either Party may assign this Agreement to (i) any Affiliate of such Party or (ii) any third party in connection with the sale or transfer (by whatever method) of all or substantially all of the assets of the business or Product of such Party to which this Agreement relates, whether by merger, consolidation, acquisition or other form of business combination. Any purported assignment without a required consent shall be void. No assignment shall relieve any Party of responsibility for the performance of any obligation that accrued prior to the effective date of such assignment. Lonza shall be entitled to sell, assign and/or transfer its trade receivables resulting from this Agreement without the consent of the Customer.

16.4

Notice. All notices must be written and sent to the address of the Party first set forth above. All notices must be given (a) by personal delivery, with receipt acknowledged, (b) by facsimile followed by hard copy delivered by the methods under (c) or (d), (c) by prepaid certified or registered mail, return receipt requested, or (d) by prepaid recognized next business day delivery service. Notices will be effective upon receipt or at a later date slated in the notice.

16.5

Governing Law/Jurisdiction. This Agreement is governed in all respects by the laws of the State of Delaware, without regard to its conflicts of laws principles. The Parties agree to submit to the jurisdiction of the state and federal courts located in Delaware.

16.6

Entire Agreement. This Agreement contains the entire agreement between the Parties as to the subject matter hereof and supersedes all prior and contemporaneous agreements with respect to the subject matter hereof. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same document. Each Party acknowledges that an original signature or a copy thereof transmitted by facsimile or by .pdf shall constitute an original signature for purposes of this Agreement.

IN WITNESS WHEREOF, each of the Parties hereto has caused this Development and Manufacturing Services Agreement to be executed by its duly authorized representative effective as of the date written above.

LONZA LTD

By:	/s/ Cordula Altekrüger
Name Cordula Altekrüger
Title Senior Legal Counsel
Date

By:	/s/ Bart A. M. van Aarnhem
Name Bart A. M. van Aarnhem
Title Senior Legal Counsel
Date 27 November 2018

SUTROVAX INC.

By:	/s/ Grant E. Pickering
Name Grant E. Pickering
Title President & CEO
Date October 29, 2018